Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
 Tender Loving Care Health Care Services, Inc.
at
 $1.00 Net Per Share in Cash
by
 TLC Acquisition Corporation
a wholly owned subsidiary of
 e-MedSoft.com

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 27, 2001, UNLESS THE OFFER IS EXTENDED.

    October 29, 2001

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    We have been appointed by TLC Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of e-MedSoft.com, a Nevada corporation ("Parent"), to act as Information Agent in connection with Purchaser's offer to purchase for cash all the issued and outstanding shares of common stock, par value $0.01 per share ("Shares"), of Tender Loving Care Health Care Services, Inc., a Delaware corporation (the "Company"), at a purchase price of $1.00 per Share, net to the seller in cash, upon the terms and subject to the conditions described in the Purchaser's Offer to Purchase dated October 29, 2001 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 18, 2001, by and among Parent, Purchaser and the Company (the "Merger Agreement"). Holders of Shares whose certificates for such Shares are not immediately available or who cannot deliver their certificates and all other required documents to The Bank of New York (the "Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

    The Offer is conditioned upon, among other things, (i) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to the Shares already owned by Parent and its direct and indirect wholly owned subsidiaries, if any, shall constitute a majority of the then outstanding Shares on a fully diluted basis and (ii) the receipt by Purchaser and the Company of certain governmental and regulatory approvals. The Offer also is subject to certain other conditions contained in the Offer to Purchase. See "Section 1. Terms of the Offer; Expiration Date," "Section 14. Certain Conditions of the Offer" and "Section 15. Certain Legal Matters and Regulatory Approvals" of the Offer to Purchase, which set forth in full the conditions to the Offer.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.
Offer to Purchase dated October 29, 2001;

2.
Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.
Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

4.
A letter to stockholders of the Company from Stephen Savitsky, Chairman of the Board and CEO of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the Securities and Exchange Commission;

5.
A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

6.
Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.
Return envelope addressed to the Depositary.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as soon as permitted under applicable law. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when Purchaser gives oral and written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for Shares or timely confirmation of book-entry transfer of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company, pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

    Your attention is invited to the following:

1.
The tender price is $1.00 per Share, net to you in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase;

2.
The Offer is being made for all the issued and outstanding Shares;

3.
The Offer is being made pursuant to the terms of the Merger Agreement. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, as soon as practicable following completion of the Offer, Purchaser will be merged with and into the Company (the "Merger"). The Company will continue after the Merger as the surviving corporation and will be an indirect wholly owned subsidiary of Parent;

4.
The Board of Directors of the Company has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are fair to, and in the best interest of, the Company and holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and has resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer;

5.
The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, November 27, 2001, unless the Offer is extended;

6.
The Offer is conditioned upon, among other things, the satisfaction or waiver of certain conditions, including (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to the Shares already owned by Parent and its direct and indirect wholly owned subsidiaries, if any, shall constitute a majority of the then outstanding Shares on a fully diluted basis and (ii) the receipt by Purchaser and the Company of certain governmental and regulatory approvals. The Offer also is subject to certain other conditions contained in the Offer to Purchase. See "Section 1. Terms of the Offer; Expiration Date," "Section 14. Certain Conditions of the Offer" and "Section 15. Certain Legal Matters and Regulatory Approvals" of the Offer to Purchase, which set forth in full the conditions to the Offer; and

7.
Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 27, 2001, UNLESS THE OFFER IS EXTENDED.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

    Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc. (the "Information Agent") at their its address and telephone number set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                      Very truly yours,
                      MacKenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.